UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-104144

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST SOUTH BANCORP, INC.

(Exact name of registrant as specified in its charter)

Virginia	56-1999749
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1311 Carolina Avenue

Washington, NC 27889

(Address of Principal Executive Offices and Zip Code)

FIRST SOUTH BANCORP, INC. MANAGEMENT RECOGNITION PLAN

FIRST SOUTH BANCORP, INC. 1997 STOCK OPTION PLAN, AS AMENDED

(Full title of the plan)

Jerold L. Rexroad

Carolina Financial Corporation

President and Chief Executive Officer

288 Meeting Street

Charleston, South Carolina 29401

(843) 723-7700

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications, including communications sent to the Agent for Service, requested to:

B.T. Atkinson, Esq.

Nelson Mullins Riley & Scarborough LLP

One Wells Fargo Center

301 South College Street

23rd Floor

Charlotte, NC 28202

Telephone: (704) 417-3039

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 of First South Bancorp, Inc. (“First South”), a Virginia corporation and the holding company for First South Bank, originally filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2003 (Registration No. 333-104144) (the “Registration Statement”), registering an additional 350,923 shares of common stock, par value $0.01 per share, of First South (“Common Stock”) reserved for issuance and delivery under the First South Bancorp, Inc. 1997 Stock Option Plan, as amended, as such amounts may be increased in accordance with such plan in the event of a merger, consolidation, recapitalization, stock dividend, stock split, or similar event involving First South.

On June 9, 2017, First South entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Carolina Financial Corporation (“Carolina Financial”), a Delaware corporation and the holding company for CresCom Bank. Effective as of November 1, 2017, First South merged with and into Carolina Financial, with Carolina Financial as the surviving corporation, and First South Bank, a North Carolina state-chartered bank, also merged with and into CresCom Bank, a South Carolina state-chartered bank, with CresCom Bank surviving the merger and continuing its corporate existence.

In connection with the merger, First South has terminated all offerings of its Common Stock pursuant to the Registration Statement. In accordance with an undertaking made by First South in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, First South hereby removes from registration any and all shares of Common Stock originally reserved under the First South Bancorp, Inc. 1997 Stock Option Plan, as amended, that are unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Charleston, State of South Carolina, as of this 17th day of November, 2017.

CAROLINA FINANCIAL CORPORATION,
(successor by merger to First South Bancorp, Inc.)

By:	/s/ Jerold L. Rexroad
Jerold L. Rexroad
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.